EXHIBIT 99.3
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                   [National Auto Finance Company, Inc. Logo]



Contact:    Keith B. Stein
            Vice Chairman
            (800) 533-8573



                       NATIONAL AUTO FINANCE COMPANY, INC.
                           HOLDS FIRST ANNUAL MEETING


       RE-ELECTS TWO DIRECTORS AND FILLS VACANCY FROM RESIGNATION OF THIRD


BOCA RATON, Fla. (June 24, 1997) - At its first Annual Meeting since becoming a public company, stockholders of National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) re-elected Keith B. Stein and Peter Offermann to its Board of Directors. Mr. Stein is vice chairman and treasurer of the Company and a managing director of National Financial Companies LLC, an affiliate of the Company. Mr. Offermann is the executive vice president and chief financial officer of TLC Beatrice International Holdings, Inc.

      The Company also announced at the meeting that it had accepted the resignation of Edgar Otto as director, for reasons involving his personal time commitments to other business ventures. At its meeting following the Annual Meeting of Stockholders, the Board of Directors unanimously appointed Stephen Gurba to fill the vacancy left by Mr. Otto's resignation. Mr. Gurba is chairman and chief executive officer of Bulova Technologies LLC, a manufacturer and assembler of electro-mechanical devices for the military and semiconductor industries. He also is a managing director of National Financial Companies LLC, was involved in the founding of National Auto Finance Company, and has a substantial indirect equity interest in the Company. "Mr. Gurba is a very successful corporate CEO with great insight and managerial expertise," said Gary Shapiro, chairman of the Company. "He will be a tremendous addition to the Board."

      National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of car loans originated by automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers.

      For further information, please contact Roy Tipton, president, at (800) 999-7535.



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